UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 12, 2013)

SunEdison, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13828	56-1505767
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

(Address of principal executive offices) (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

As used below, the terms “SunEdison,” “Company,” “we,” “us” and “our” refer to SunEdison, Inc. and its consolidated subsidiaries and their respective predecessors. “SunEdison, Inc.” refers to SunEdison, Inc., exclusive of its subsidiaries.

In connection with a proposed convertible debt financing, SunEdison anticipates disclosing to prospective investors certain information that has not been previously publicly reported, excerpts of which are furnished below.

Initial Public Offering of SunEdison YieldCo

We are considering monetizing certain of our solar generation assets by aggregating them under a dividend growth-oriented subsidiary (“SunEdison YieldCo”) and divesting an interest in SunEdison YieldCo in an initial public offering (the “proposed SunEdison YieldCo IPO”). SunEdison YieldCo would primarily own assets located in North America, as well as projects in Chile, the United Kingdom and Japan. We expect that we would retain majority ownership of SunEdison YieldCo, and would provide specified support services to SunEdison YieldCo, for a fee. SunEdison Yield Co will likely pay a quarterly dividend, with the first payout expected in the first quarter after the initial public offering. We expect that we would use the net proceeds from a potential SunEdison YieldCo initial public offering for general corporate purposes, which include funding working capital and growth initiatives. We have not filed a registration statement with the SEC with respect to a potential initial public offering of SunEdison YieldCo. Completion of the proposed SunEdison YieldCo IPO and related transactions are expected to be subject to numerous conditions, including market conditions, approval by our board of directors of the terms of the proposed SunEdison YieldCo IPO and receipt of all regulatory approvals, including the effectiveness of a registration statement filed with the SEC. As a result, we can make no assurances that the proposed SunEdison YieldCo IPO will occur on favorable terms, or at all. In addition, we have not determined a number of the terms of the proposed transaction and our relationship with SunEdison YieldCo following the transaction. As a result, even if the proposed SunEdison YieldCo IPO does occur, we can make no assurances about the financial impact it and the related transactions may have on us.

Although we have not yet determined the amount of interest of SunEdison YieldCo that will be sold to the public in connection with the proposed SunEdison YieldCo IPO, we expect that we will continue to consolidate SunEdison YieldCo’s results of operations with our Solar Energy business for accounting purposes upon the completion of the proposed SunEdison YieldCo IPO and will likely continue to do so as long as we have a controlling financial interest in the outstanding common stock of SunEdison YieldCo. The minority interest in SunEdison YieldCo that we do not own following the completion of the proposed SunEdison YieldCo IPO will be reflected in our consolidated balance sheet as a “non-controlling interest” and such minority interest’s proportionate share of SunEdison YieldCo’s operating income or losses will be reflected in our consolidated statements of operations as “net income (loss) attributable to non-controlling interest.” At this time, we have not made any determination regarding whether we will dispose of our remaining interests in SunEdison YieldCo or, if we do dispose of those remaining interests, the manner or timing of any disposition following completion of the proposed SunEdison YieldCo IPO.

New Letter of Credit Facility and Termination of Existing Revolving Credit Facility

We expect to enter into a new letter of credit facility to be provided by an affiliate of one of the initial purchasers in the proposed debt financing, and terminate our existing corporate revolving credit facility with Bank of America, N.A. (the “Existing Credit Facility”). The proposed debt financing is conditioned upon the entering into of the LC Facility and the termination of our Existing Credit Facility. The LC Facility is expected to have a maturity date of December 15, 2014.

As previously disclosed, we were seeking to refinance our Existing Credit Facility with a new revolving credit facility. We are continuing to seek commitments from prospective lenders for a new revolving credit facility that will replace the LC Facility and currently expect to enter into a new revolving credit facility during the first quarter of 2014. Borrowings under the new revolving credit facility are expected to be available to support letters of credit and to fund capital expenditures, permitted acquisitions and general corporate purposes. The terms of the new revolving credit facility, including the expected maturity date, are still being negotiated. Borrowings under the new credit facility are expected to be secured on a first-lien basis by substantially all of the assets of our Solar Energy business. We can provide no assurances that we will be successful in entering into a new credit facility or whether the final terms will be as outlined herein.

Business Outlook Update

We recently revised our outlook for certain of our key operating metrics for the quarter ending December 31, 2013 and the year ending December 31, 2013. Our expectations for project completions for the 2013 fourth quarter did not change. However, in an effort to retain more long-term project value, we have elected to keep additional solar projects on our balance sheet in the fourth quarter rather than sell them. Therefore, the mix of projects in sold versus held on our balance sheet has shifted.

In addition, due to continued market weakness, unit volumes in our semiconductor business are now expected to be below prior expectations for the fourth quarter. Pricing, however, remains approximately flat.

Based on this revised outlook, we believe that our Semiconductor Materials business will generate revenues of $205 million to $215 million for 2013 fourth quarter and $905 million to $915 million in 2013, and the megawatts (“MWs”) associated with solar energy systems that we expect to be retained on our balance sheet for 2013 fourth quarter and year ended December 31, 2013 will range between 100 to 110 and 125 to 135, respectively. The MWs associated with solar energy systems that we expect to sell for 2013 fourth quarter and year ended December 31, 2013 will range between 209 to 234 and 380 to 405, respectively. These forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change.

Capitalization

The following table sets forth our capitalization as of September 30, 2013 on an actual basis and on an as adjusted basis to give effect to (i) the entering into of the LC Facility and the termination of our Existing Credit Facility and (ii) the proposed convertible debt financing, after deducting initial purchasers’ discount and estimated expenses payable by us, and the application of the estimated net proceeds of the proposed financing (assuming no exercise of the initial purchaser’s option to purchase additional notes related to this offering).

You should read this table together with our financial statements and notes thereto and other financial and operating data in our SEC filings.

	As of September 30, 2013
	Actual	As Adjusted
	(In millions, except per share data)
Cash and cash equivalents, including consolidated variable interest entities of $149.3	$640.3	$
Long-term debt (including current portion)(1):
7.75% Senior Notes due 2019	550.0		—
Term Loan	196.6		—
Existing Credit Facility(2)	—		—
LC Facility(2)	—		—
Proposed convertible debt financing	—		400.0
Proposed convertible debt financing	—		400.0
Long-term notes and other	29.2		29.2

Total long-term debt (including current portion):	775.8		829.2

Stockholders’ equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued and outstanding	—		—
Common stock, $.01 par value, 300.0 shares authorized, 266.6 shares issued and outstanding (3)	2.7		2.7
Additional paid-in capital(4)(5)	449.0		449.0
Retained earnings	119.0		119.0
Accumulated other comprehensive loss	(83.7)		(83.7)
Treasury stock	—		—

Total SunEdison stockholders’ equity	487.0		487.0
Non-controlling interests	96.5		96.5

Total stockholders’ equity	583.5		583.5

Total capitalization	$1,999.6	$

(1)	We have not included $2,342.5 million short-term and long-term debt, capital leaseback and finance obligations of our solar energy systems that are included in separate legal entities that we consolidate. Of this total debt outstanding, $2,294.5 million relates to project specific non-recourse financing that is backed by solar energy system operating assets. This debt has recourse to those separate legal entities but no recourse to SunEdison under the terms of the applicable agreements. These finance obligations are collateralized by the related solar energy system assets. These obligations may also include limited guarantees by SunEdison of contractual obligations related to construction, operations, maintenance and certain indemnities.

(2)	As of the date of this Current Report, we had no borrowings outstanding under the Existing Credit Facility, although we had approximately $296.1 million of outstanding third-party letters of credit backed by the Existing Credit Facility. We expect that letters of credit in an equal amount will be issued upon closing of the LC Facility.
(3)	Excludes shares of common stock issuable upon conversion of the proposed convertible debt financing.
(4)	As Adjusted amounts shown do not reflect the recognition of the conversion option derivative liability embedded in the proposed convertible debt financing and the corresponding original issue discount.
(5)	We expect to have a write-off for deferred financing costs in the fourth quarter of 2013 due to the prepayment of the Senior Notes and the Term Loan.

Description of the Letter of Credit Facility

We summarize below the principal terms of the agreements that we expect will govern our new LC Facility. This summary is not a complete description of all the terms of such agreements. There can be no assurance that the final terms of the LC Facility will be the same as described herein or that the LC Facility will be entered into at all. The closing of the proposed convertible debt financing is conditioned upon the entering into of the LC Facility and the termination of our Existing Credit Facility.

We expect to enter into a letter of credit facility with an affiliate of one of the initial purchasers in the proposed debt financing. The LC Facility is expected to be by and among the Company, the guarantors who currently guarantee our Existing Credit Facility and an affiliate of one of the initial purchasers. The LC Facility provides for the issuance of letters of credit to backstop existing letters of credit issued under the Existing Credit Facility as well as new letters of credit so long as outstanding letters of credit issued under the LC Facility do not exceed $310 million. No cash draws by the Company are expected to be permitted under the LC Facility. Concurrently with the entering into of the LC Facility, we expect to pay off and terminate our Existing Credit Facility.

The LC Facility is expected to have a maturity date of December 15, 2014. Our obligations under the LC Facility are expected to be guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of our subsidiaries are expected to be secured by first priority liens on and security interests in substantially all present and future assets of the Company and the subsidiary guarantors, including a pledge of the capital stock of certain of our domestic and foreign subsidiaries.

Interest under the LC Facility is expected to be 7.75% and paid based on the full amount of the LC Facility regardless of the amount of letters of credit outstanding. It is expected that the LC Facility will provide that in the event we have not entered into a new revolving credit facility that replaces the LC Facility by March 1, 2014, the interest rate will increase to 15%. A commitment fee of 2.25% is payable on the closing date of the facility on the full amount of the LC Facility.

The LC Facility is expected to contain representations, covenants and events of default customary for financing of this kind, including a consolidated leverage ratio covenant and a minimum liquidity covenant. The LC Facility also is expected to contain a customary material adverse effects clause and a cross default clause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2013	SunEdison, Inc.

/s/ Martin H. Truong
Name: Martin H. Truong
Title: Vice President, General Counsel and Corporate Secretary